Lake Shore Bancorp, Inc.

2011 Fact Sheet • NASDAQ: LSBK


BUFFALO

Company Profile

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is a federally-chartered mid-tier stock holding company for Lake Shore Savings Bank. Lake Shore Savings Bank is a community-oriented financial institution operating ten full-service branch locations in Western New York offering a broad array of retail and commercial lending and deposit services. The Bank's ten full-service branches and 16 ATMs are located throughout Chautauqua and Erie counties on the western border of New York State. The Bank converted to a federal mutual holding company in April 2006, conducting an initial public offering. Consolidated assets as of December 31, 2010, were $479 million. The Company's corporate headquarters is located in Dunkirk, NY. Additional information about the company is available at www.lakeshoresavings.com.

Lake Shore's significant capital levels are a source of strength that enables the bank to pursue all appropriate growth opportunities within its market area.

Investment Rationale

- Strong capital base to support growth initiatives
- Excellent asset quality
- Solid community banking core business
- Recent growth efforts focused on Buffalo area, where opportunity for increased market share exists
- Management's focus on maintaining strong asset quality and capital ratios

2010 Performance Highlights

- Net income increased by 40.8% to $3.0 million
- The Bank opened its new full-service branch in Depew, NY in April 2010, expanding its presence in metropolitan Buffalo
- Total deposits increased 18.0%, to $375.8 million
- The Bank's asset quality remained strong with nonperforming to total net loans at 0.89%
- Net interest income increased 15.7% year-to-date compared to 2009
- Net interest margin increased 18 basis points compared to 2009

Investment Profile

(data at 12/31/10, or most recent available)

Market Cap*	$56 M
Price / Earnings (LTM)*	17.64
Price / Book Value*	1.01
Closing Price*	$9.35
52-week High*	$9.50
52-Week Low*	$7.52
Annual Dividend	$0.24
Indicated Dividend Yield	2.60%
Dividend Payout Ratio (LTM)	18.87%
Shares Outstanding	5.96 M
Float	1.91 M
Avg. Trading Volume (3 mo.)	2,128
Shares Held by Institutions	.655 M
% Held by Institutions	8.5%
Shares Held by Insiders	.452 M
% Held by Insiders	7.4%
Shares Held by Mutual Holding Company	3.63 M
% Held by Mutual Holding Company	61.1%

* at January 31, 2011

Lake Shore Bancorp, Inc.
125 East Fourth Street
Dunkirk, New York 14048

Investor Relations Contact
Rachel A. Foley, *Chief Financial Officer*
716-366-4070 ext. 1220

Common Stock trades on
The NASDAQ® Global Market
under the symbol "LSBK"

Selected Financial Data (unaudited)

Selected Financial Condition Data:			As of December 31,		
(Dollars in thousands)	2010	2009	2008	2007	2006
Total assets	$479,047	$425,656	$407,833	$357,801	$354,237
Loans, net	263,031	259,174	240,463	218,711	205,677
Securities available for sale	153,924	118,381	112,863	105,922	108,016
Total deposits	375,785	318,414	293,248	240,828	249,637
Short-term borrowings	5,000	6,850	5,500	18,505	10,605
Long-term debt	34,160	36,150	46,460	37,940	32,750
Total equity	55,210	55,446	54,228	53,465	53,747
Allowance for loan losses	953	1,564	1,476	1,226	1,257
Non-performing loans	2,341	1,677	1,651	1,644	1,309
Non-performing assets	2,645	1,999	1,699	1,705	1,492
Selected Operating Data:			for the Year Ended December 31,		
(Dollars in thousands, except per share data)	2010	2009	2008	2007	2006
Interest income	$ 19,926	$ 19,693	$ 19,983	$ 18,622	$ 17,774
Interest expense	6,316	7,929	8,778	9,133	8,045
Provision for loan losses	2,115	265	391	105	158
Total non-interest income	3,454	2,415	600	2,002	1,805
Total non-interest expense	11,533	11,035	9,602	9,118	8,646
Net income	$ 3,043	$ 2,161	$ 1,470	$ 1,817	$ 1,819
Basic and diluted earnings per common share (1)	$0.53	$0.37	$0.24	$0.29	$0.24
Dividends declared per share	$0.24	$0.20	$0.19	$0.13	$0.03

(1) The Company completed an initial public offering of its common stock on April 3, 2006.



Loan Portfolio Composition

(as of 12/31/10)

One-to-four family	70%
Home equity	12%
Commercial real estate	13%
Commercial loans	4%
Consumer loans	1%

Selected Financial Ratios and Other Data (unaudited)

			At or for the Year Ended December 31,		
Performance Ratios:	2010	2009	2008	2007	2006
Return on average assets	0.67%	0.52%	0.39%	0.52%	0.52%
Return on average equity	5.32%	3.93%	2.76%	3.39%	4.05%
Dividend payout ratio (1)	45.28%	54.05%	79.17%	44.83%	12.50%
Interest rate spread (2)	2.98%	2.70%	2.75%	2.42%	2.60%
Net interest margin (3)	3.21%	3.03%	3.19%	2.92%	3.00%
Efficiency ratio (4)	67.59%	77.83%	81.34%	79.35%	74.96%
Non-interest expense to average total assets	2.54%	2.65%	2.53%	2.60%	2.49%
Avg interest-earning assets to Avg interest-bearing liabilities	115.39%	116.16%	117.53%	117.94%	116.16%
Capital Ratios:					
Total risk-based capital to risk-weighted assets (5)	20.44%	20.33%	21.78%	23.72%	23.88%
Tier 1 risk-based capital to risk-weighted assets (5)	20.05%	19.95%	21.35%	22.90%	22.81%
Tangible capital to tangible assets (5)	10.28%	10.85%	11.20%	12.28%	11.68%
Tier 1 leverage (core) capital to adjustable tangible assets (5)	10.28%	10.85%	11.20%	12.28%	11.68%
Equity to total assets	11.52%	13.03%	13.30%	14.94%	15.17%
Asset Quality Ratios:					
Non-performing loans as a percent of total net loans	0.89%	0.65%	0.69%	0.75%	0.64%
Non-performing assets as a percent of total assets	0.55%	0.47%	0.42%	0.48%	0.42%
Allowance for loan losses as a percent of total net loans	0.36%	0.60%	0.61%	0.56%	0.61%
Allowance for loan losses as a percent of non-performing loans	40.71%	93.26%	89.40%	74.57%	96.03%
Other Data:					
Number of full service offices	10	9	9	8	8

(1) Represents dividends declared per share as a percent of earnings per share.

(2) Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(3) Represents the net interest income as a percent of average interest-earning assets for the period.

(4) Represents non-interest expense divided by the sum of net interest income and non-interest income.

(5) Represents the capital ratios of Lake Shore Savings Bank since Lake Shore Bancorp, Inc., as a savings and loan holding company, is not subject to formula-based requirements at the holding company level.



Deposit Composition

(as of 12/31/10)

Non-interest bearing demand	6%
Interest bearing demand	11%
Money market	13%
Savings	9%
Time deposits <$100,000	40%
Time Deposits >$100,000	21%

Management Team

Daniel P. Reininga *President and Chief Executive Officer*

Rachel A. Foley *Chief Financial Officer*

Katherine A. Kaus *Senior Vice President – Chief Lending Officer*

David P. Warren *Vice President – Chief Commercial Lending Officer*